EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release
Shire Board Changes:
  David Kappler appointed Senior Independent Director
  Kate Nealon appointed Chair of Remuneration Committee
  Jeff Leiden appointed to Remuneration and Nomination Committees
Basingstoke, UK and Philadelphia, US – July 25, 2007– The Board of Directors of Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announces that David Kappler, Chair of Shire’s Audit, Compliance and Risk Committee, will take on the additional role of Senior Independent Director; Kate Nealon will take on the role of Chair of the Remuneration Committee; and Dr Jeff Leiden will join the Remuneration and Nomination Committees, each with immediate effect. Dr Barry Price has stepped down as Senior Independent Director, Chair of the Remuneration Committee and as a member of the Audit, Compliance and Risk Committee. Dr Price remains a Board member and a member of the Company’s Nomination Committee. These changes are made as part of the Board’s ongoing review of corporate governance matters.

Dr James Cavanaugh, Chairman of Shire said:
“David and Kate’s experience across a wide range of industries and Jeff’s extensive experience of the pharmaceutical industry is invaluable to Shire. They have each made an excellent contribution to the Board and are well placed to serve the interests of our shareholders in their new roles. We are very grateful to Barry for his significant contribution to the Company and are pleased that he will remain a member of the Board and the Nomination Committee.”

David Kappler has been a member of the Shire Board since April 2004. He is Chairman of Shire’s Audit, Compliance and Risk Committee and a member of the Nomination Committee. In addition to his Shire positions, David serves as the Non - Executive Chairman of Premier Foods plc and as the Senior Independent Director of Intercontinental Hotels Group plc. He was a Director of Camelot Group plc from 1996-2002 and of HMV Group plc from 2002-2006. David retired from Cadbury Schweppes plc in April 2004 after serving as Chief Financial Officer since 1995. David is a fellow of the Chartered Institute of Management Accountants.

Registered in England 2883758 Registered Office as above

Kate Nealon joined the Shire Board in July 2006. She is also a member of Shire’s Audit, Compliance and Risk Committee. Kate is a Non-Executive Director of HBOS plc and Cable & Wireless plc. Previously she was Group Head of Legal & Compliance at Standard Chartered plc until 2004. She is a Senior Associate at the Judge Business School at Cambridge University.

Dr Jeff Leiden joined the Shire Board in January 2007. Jeff is a Partner at Clarus Ventures Inc. Prior to joining Clarus, Jeff served as President and Chief Operating Officer, Pharmaceutical Products Group and Chief Scientific Officer at Abbott Laboratories from 2001 – 2006 and during this time was also a member of the boards of directors of Abbott and TAP Pharmaceutical Products Inc. Prior to joining Abbott, Jeff served as the Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of SPD503 (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.